Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”), effective as of December 31, 2022 (the “Effective Date”), is made by and between John L. Killea (“Employee”) and Stewart Information Services Corporation, a Delaware corporation (the “Company”) (collectively, the “Parties”).

WHEREAS, the Company and Employee entered into that certain Amended and Restated Employment Agreement dated November 6, 2017 (the “Employment Agreement”); and

WHEREAS, Employee expressed to the Company and its Board of Directors (the “Board”) his desire to retire from his position as Chief Legal Officer and Chief Compliance Officer of the Company, which retirement shall be governed by the Company’s Executive Voluntary Retirement Plan (the “Plan”); and

WHEREAS, the Company, through the Board, has authorized a succession plan whereby Employee will transition into an advisory role to the Company prior to fully retiring and separating from the Company.

1.            Resignation from Employment as Chief Legal Officer and Chief Compliance Officer; Continued Employment. Employee shall resign from his position as Chief Legal Officer and Chief Compliance Officer of the Company as of the Effective Date. The foregoing notwithstanding, the Company desires to continue to employ Employee in a full-time position as Senior Advisor to the Company’s Chief Legal Officer through March 31, 2023, unless extended by mutual agreement by both Parties. While employed by the Company as Senior Advisor, Employee shall in good faith perform such duties as necessary for the transition of his duties to his successor as well as any other duties as reasonably requested by the Company’s Chief Legal Officer. Employee acknowledges and agrees that his change in position and subsequent retirement from the Company shall not constitute a Termination without Cause, Resignation for Good Reason, or any other termination of employment so as to be entitled to any Separation Pay, as defined in the Employment Agreement.

2.            Compensation. As of the Effective Date, the Company shall pay Employee $25,000 per month for performance of services and he shall continue to participate in the Company’s welfare benefit plans. For periods commencing on and after January 1, 2023, Employee shall not be entitled to, shall not receive, and hereby forfeits any right to, long-term incentive compensation as set forth in Section 4.2 of the Employment Agreement. In exchange for Employee’s forfeiture of his right to receive such long-term incentive compensation, and subject to Employee’s performance of services through March 31, 2023, the Company shall amend Employee’s outstanding stock option awards to permit an extended exercise period through March 31, 2028.

3.            Employment Agreement Amended. Employee and the Company hereby agree that this Agreement shall be deemed to amend the Employment Agreement regarding the subject matter hereof. All other terms as set forth in the Employment Agreement, including those as relating to Confidentiality and Company Property, Non-competition, and Non-solicitation obligations as set forth in Section 5 of the Employment Agreement, shall remain unchanged. Nothing in this Agreement shall be deemed to limit Employee’s right to receive benefits under the Plan upon his retirement during 2023, provided, however, that for purposes of determining salary continuation payments under Section V(b)(i) of the Plan and the short-term incentive bonus target amount payment under Section V(b)(ii) of the Plan, such determination shall be made based on Employee’s base salary and short-term incentive bonus target for the calendar year ending December 31, 2022. In addition, in the event Employee dies during the period between January 1, 2023 and March 31, 2023, Employee shall be treated for all purposes under the Plan as if he had voluntarily retired on the day immediately preceding his date of death and any amounts payable under the Plan shall be paid to Employee’s estate.

4. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) and disputes settled in arbitration in Houston, Texas.

6.            Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by Employee and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

7.            Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.            Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Agreed to and executed on this 28th day of December, 2022.

By:	/s/ John L. Killea
John L. Killea

Agreed to and executed on this 27th day of December, 2022.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ Frederick H. Eppinger
Frederick H. Eppinger, Chief Executive Officer

3